                                                                     Exhibit 2.4

                               PURCHASE AGREEMENT

       THIS IS A PURCHASE AGREEMENT ("Agreement") dated November 13, 1998 (the "Closing Date") by and between ZAI*NET Software, L.P., a Delaware Limited Partnership ("Buyer"), and Corwin Joy, an individual, doing business as Positron Energy Consulting ("Seller").

                                    RECITALS

       A. Seller carries on the business of designing and selling software for the analysis, measurement and management of investment and trading-related financial risk(s) for energy firms and providing related consulting services (the "Business").

       B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller, as of the Closing Date, the Business and the Contract Assets (as defined in Section 1.1). To accomplish such transaction, Seller is delivering to Buyer a bill of sale and instrument of assignment with respect to the Contract Assets and Buyer is delivering to Seller an instrument of assumption with respect to the Assumed Liabilities.

       C. As additional consideration for the Contract Assets, Caminus Energy Ventures LLC, a Delaware limited liability company and general partner in the Buyer ("Caminus") is issuing to Seller a membership interest in Caminus pursuant to and subject to the Contingent Purchase Price Agreement attached as Appendix C hereto ("Contingent Purchase Price Agreement").

       D. In addition, Seller and Buyer are entering into an employment agreement (the "Employment Agreement") and covenant not to compete as of the Closing Date.

       NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration had and received, and upon the terms and subject to the conditions contained herein, the parties agrees as follows (capitalized terms used herein that are not otherwise defined shall have the meaning set forth in Appendix A hereto):

                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

       1.1 Assets to Be Acquired. Upon the terms and subject to the conditions contained herein, Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and acquire from Seller, on the Closing Date, the following properties and assets of Seller used or held for use in the Business as of the Closing Date (collectively, the "Contract Assets"), free and clear of any Liens (except for the Assumed Liabilities):

              1.1.1 all furniture and fixtures, all computers, all equipment, all machinery and all office or administrative supplies which are used in the Business including the items listed or described on Exhibit 1;

              1.1.2 all rights and incidents of interest of Seller in and to all Contracts relating to the Business or the ownership of the Contract Assets;

              1.1.3 all right, title and interest in the software described on Appendix B hereto (the "Software");

              1.1.4 all Intellectual Property used in the conduct of the Business or otherwise constituting a part of the technology usable in or related to the Business;

              1.1.5 all customer lists, manuals, books, files, records, engineering data, procedures, systems, computer programs, models, ratios, instructions, patterns, drawings, plans, designs specifications, parts lists, descriptions, data, art work, advertising material and dealer and distributor lists which are used in or relate to the Business;

              1.1.6 the business and goodwill as a going concern of the Business; and

              1.1.7 all other properties, assets, rights and interests of every kind and description, wherever located, of Seller, which are used or held for use in connection with the Business.

       1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, Seller shall not sell, assign or transfer to Buyer, and Buyer shall neither purchase nor acquire from Seller, any of the following (collectively, the "Excluded Assets"):

              1.2.1 any cash, certificates of deposit or other cash equivalent items attributable to the operations of the Business prior to the Closing Date;

              1.2.2 all accounts receivable arising in connection with the Business prior to the Closing Date; and

              1.2.3  the Office Lease.

                                   ARTICLE II

                                  CONSIDERATION

       2.1 Cash Payment. As partial consideration for the transfer of the Contract Assets by Seller to Buyer, Buyer shall pay to Seller on the Closing Date the sum of One Hundred Fifty-One Thousand Six Hundred Sixty-Seven Dollars ($151,667.00).

       2.2 Additional Contingent Payments to Seller. As additional consideration for the transfer of the Contract Assets, Buyer will make payments to Seller (subject to the terms and conditions herein) as follows:

              2.2.1 Payments Related to 1998 Western Resources and PacifiCorp Licenses. Buyer shall assign to Seller the right to receive all fees paid by Western Resources or PacifiCorp for licenses of the Software (or its functional successor) purchased on or before January 31, 1999 that are billed by Seller on or before July 31, 1999. Buyer and Seller agree that amounts owing to Seller under this Section 2.2.1 shall be paid directly by Western Resources or PacifiCorp to Seller.

              2.2.2 Payments Related to PacifiCorp and Vitol Gas and Electric. Buyer shall pay to Seller twenty percent of all fees invoiced by Buyer to PacifiCorp and Vitol Gas and Electric ("Vitol") prior to October 3, 1999 for licenses of Buyer's software; provided, however, the maximum amount that Seller shall be entitled to receive pursuant to the preceding clause shall be equal to $100,000 with respect to fees invoiced to Vitol and $100,000 with respect to fees invoiced to PacifiCorp; provided, further, following the Closing Date, if Seller is not employed by Buyer on the date that any such amount is invoiced to PacifiCorp or Vitol, Seller shall not be entitled to the payment provided in this Section unless the reason Seller is not employed by Buyer on such date is because Seller was terminated by Buyer without Cause or Seller terminated his employment with Buyer for Good Reason.

       2.3 Contingent Purchase Price Agreement. As additional consideration for the purchase of the Contract Assets, Caminus is issuing to the Seller a membership interest in Caminus, as set forth in, and subject to, the Contingent Purchase Price Agreement.

       2.4 Assumption of Contracts. As further consideration for the Contract Assets, Buyer shall assume all liabilities and obligations of Seller under the Contracts listed on Exhibit 2 (the "Assigned Contracts"), except for Liabilities arising from Seller's breach before the Closing of any such Assigned Contract; provided, however, Buyer shall not assume any obligations pursuant to such Contracts to the extent that the unreimbursed Buyer's Adjusted Costs of compliance with such Contracts attributable to Liabilities related to the two year period following the Closing Date exceed $100,000 (all of the liabilities assumed pursuant to this Section 2.4 shall be referred to as the "Assumed Liabilities"). In addition, Buyer's Adjusted Costs of compliance shall not include costs associated with any extensions of the maintenance or warranty period beyond the applicable period set forth in the Assigned Contracts as of the Closing Date which are agreed to by Buyer.

       2.5 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or be liable with respect to any Liability of Seller, its employees or agents other than the Assumed Liabilities (collectively, all of the Liabilities not assumed by Buyer shall be referred to as the "Excluded Liabilities"). All of the Excluded Liabilities shall remain the sole responsibility of Seller.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

       3.1 Authority for Agreements. This Agreement has been duly executed and delivered by Seller, and constitutes the binding and enforceable obligation of Seller in accordance with its terms.

       3.2 No Violation to Result. The execution and delivery of this Agreement and the performance of the transactions contemplated hereunder are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any Contract to which Seller is a party or by which the Seller or any of the Contract Assets is bound, or under any Law, applicable to Seller or to any of the Contract Assets, and will not result in the creation or imposition of any Lien upon any of the Contract Assets, and will not be an event which, after notice or lapse of time or both, will result in any of the foregoing.

       3.3 Title to Assets. Seller has good and marketable title to the Contract Assets, free and clear of all Liens. The Contract Assets are in the sole possession and under the sole control of Seller.

       3.4 Intellectual Property. Exhibit 3 contains an accurate and complete list of all Intellectual Property (including the Software) used by Seller in the conduct of the Business. Except as noted on Exhibit 3, Seller owns all such Intellectual Property, and has the right to use, sell, license or dispose of all such Intellectual Property, free and clear of any Liens (other than the Assumed Liabilities). Except as noted on Exhibit 3, Seller has not entered into any license agreement with respect to such Intellectual Property. Except as noted on
Exhibit 3, Seller is not required to pay any royalty, license fee or similar compensation in connection with the Software or the conduct of the Business. The Software and the operations of the Business as now conducted do not infringe, and no other party has asserted that the Software or such operations do infringe, the patents, patent applications, copyrights, trademarks, trade secrets or other intellectual property rights of anyone. The use of any such Intellectual Property in the conduct of the Business does not violate any license agreement between Seller and any third party.

       3.5 Brokers. Seller has not expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

       3.6 Dedicated Assets. Except for the Excluded Assets, the Contract Assets constitute all the property, tangible and intangible, used or held for use in the Business, so as to permit the conduct of the Business by Buyer immediately after the Closing Date in substantially the same manner and substantially to the same extent that the Business was being conducted as of the Closing Date.

       3.7 Contracts. Exhibit 4 correctly lists or describes each Contract to which Seller is a party or is bound in any respect relating to the Contract Assets or the Business. Each of the Contracts listed or described on Exhibit 4 is in full force and effect, is a legal and binding obligation enforceable by or against Seller, and, to the best knowledge of Seller, the other parties thereto. As of the Closing Date, the Seller has performed all obligations required pursuant to each of such Contracts to have been performed by it. No event has occurred which constitutes or, with the giving of notice or passage of time or both, would constitute a default by any party thereunder. Seller has made available to Buyer correct and complete copies of each Contracts listed on Exhibit 4 including all modifications or amendments thereto.

       3.8 No Litigation. There is no Lawsuit or Claim pending or, to Seller's knowledge, threatened against Seller relating to or affecting the Business or involving any property or asset included in the Contract Assets.

       3.9 Compliance with Laws. To the Knowledge of Seller, Seller has complied in all respects with all Laws imposed by any Governmental Authority applicable to the Business or the Contract Assets.

       3.10 Accuracy of Statements. Exhibit 5 contains a true and correct schedule of the receipts and expenditures of the Business for 1997 and the period January 1, 1998, through October 31, 1998, as well as a schedule of accounts receivable and accounts payable as of October 31, 1998, which accurately reflects the results and operations of the Business prior to the Closing Date. Neither this Agreement nor any information to be furnished by or on behalf of Seller to Buyer in connection with this Agreement will contain any untrue statement of a material fact regarding any of the Seller, the Contract Assets or the Business or omits or will omit to state a material fact necessary to make the statements regarding any of the Seller, the Contract Assets or the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

       The Buyer hereby represents and warrants to Seller as follows:

       4.1 Organization. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted.

       4.2 Authority. The Buyer has the requisite power and authority to deliver this Agreement, and perform its obligations herein, and consummate the transactions contemplated hereby. The Buyer has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform its obligations herein and consummate the transactions contemplated hereby. This Agreement is a valid, legal and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

                                   ARTICLE V

                                 INDEMNIFICATION

       5.1 Indemnification. From and after the Closing Date, but subject to the conditions and limitations set forth in this Agreement, Seller shall defend, indemnify and save the Buyer and the other Buyer Indemnified Parties harmless from and against any and all Losses whatsoever resulting from or arising out of (i) any breach of any representation or warranty of Seller contained herein, (ii) any breach of any covenant or other obligation of Seller contained herein, (iii) any Excluded Liability, or (iv) any claim by any Governmental Authority that Caminus or Buyer should have withheld taxes with respect to any amounts payable to Seller pursuant to this Agreement or pursuant to the Contingent Purchase Price Agreement; provided, however, Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to matters set forth in clause (i) of this Section 5.1 until the aggregate of such amounts exceeds $20,000, and then shall be required to indemnify the Buyer Indemnified Parties with respect to all such amounts (including the first $20,000). Any amounts owed by Seller under this Section may, at the election of the Buyer Indemnified Parties, be satisfied by reducing or offsetting any amounts or obligations owed to Seller by any Buyer Indemnified Party (including, without limitation, Buyer, or Caminus) under this Agreement, the Contingent Purchase Price Agreement or otherwise.

       5.2 Claims. If a Buyer Indemnified Party ("Claimant") desires to make a claim against the Seller (the "Indemnitor") under this Agreement, the Claimant shall give prompt written notice to the Indemnitor of the institution of any Lawsuit or Claim at any time instituted against or made upon Claimant in connection with which the Claimant could claim indemnification and shall advise the Indemnitor in writing, to the extent known, of the amount and circumstances surrounding the same and shall permit the Indemnitor, at its option, to participate in the defense of such Lawsuit or Claim by counsel of its own choice and at its expense. No such Lawsuit or Claim, except the settlement thereof which involves (i) the payment of money only either by a party or parties other than the Claimant and (ii) the unconditional release from all related liability of the Claimant, may be settled by the Indemnitor without the written consent of the Claimant. The foregoing notwithstanding, the failure of any Claimant to give any notice required to be given hereunder shall not affect such Claimant's right to indemnification hereunder except to the extent the Indemnitor from whom such indemnity is sought shall have been actually and materially prejudiced in its ability to defend the claim or action for which such action is sought by reason of such failure. Payment by a Claimant to a third Person with respect to a Loss shall not affect such Claimant's rights to indemnification pursuant to this Agreement.

       5.3 Treatment of Obligations to Provide Support, Maintenance or Other Services to Customers. If, after the Closing Date, support, maintenance or other service obligations are owed by either Buyer or Seller to customers of Buyer or Seller, and Buyer is entitled to indemnification with respect to such obligations (whether such obligations constitute Excluded Liabilities as defined in Section 2.5 or result from breaches of representations and warranties), Buyer shall, at its election, be entitled to satisfy such obligations in the manner it deems appropriate, and Seller shall be required to indemnify Buyer financially with respect to the satisfaction of such obligations.

       5.4 Representations and Warranties Survive. The representations and warranties of the parties to this Agreement shall survive the Closing Date.

                                   ARTICLE VI

                                GENERAL PROVISION

       6.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing (including facsimile or telex) and shall be effective upon receipt, in each case addressed:

              If to Seller to:

              Corwin John Joy
              531 Frasier Street
              Houston, TX  77007-2704

              Fax No.:  (713) 548-0609
              Attention:    Corwin Joy

              If to Buyer to:

              ZAI*NET Software, L.P.
              747 Third Avenue, 18th Floor
              New York, New York 10017
              Facsimile: (212) 888-0691

              Attention:  President

              With a copy to:

              Caminus Energy Ventures LLC
              747 Third Avenue, 18th Floor
              New York, New York 10017
              Facsimile: (212) 888-0691
              Attention: CEO

provided, however, that if any party shall have designated a different address by notice to the other, then to the last address so designated.

       6.2 Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto, but shall not be assignable or delegable by any party without the prior written consent of the other, except that Buyer may assign all of its rights and obligations hereunder to any Affiliate of Buyer (including Caminus).

       6.3 Arbitration. Buyer and Seller agree that any and all legal disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by binding arbitration at the local Los Angeles County, California offices of the Judicial Arbitration & Mediation Services, Inc. ("J.A.M.S."). The parties may agree on a jurist from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of three available panel members and each party may strike one. The remaining panel member will serve as the arbitrator. The aggrieved party may initiate arbitration by: (i) sending thirty (30) days written notice of an intention to arbitrate by registered or certified mail to all parties and to J.A.M.S.; and (ii) depositing with J.A.M.S. the advanced fees required by J.A.M.S. to initiate the arbitration process for the parties. The notice must contain a description of the dispute, the amount involved and the remedies sought. Upon notice of demand for arbitration, the parties agree to execute a submission agreement, provided by J.A.M.S., which agreement shall provide for discovery in accordance with the Federal Rules of Civil Procedure and for the Commercial Arbitration rules and procedures established by the American Arbitration Association. The prevailing party in any such arbitration proceeding shall be entitled to recover from the other party reasonable attorneys' fees, costs and expenses in connection with such arbitration proceeding.

       6.4 Waivers. Any waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

       6.5 Complete Agreement. Except for the confidentiality agreement dated August 11, 1998, between the parties, the Contingent Purchase Price Agreement, the Employment Agreement and the Covenant Not To Compete, and except as set forth in any instrument signed by the party to be bound thereby which makes reference to this Agreement, this Agreement and the documents in the form of the Exhibits hereto set forth the entire understanding of the parties hereto and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party (or any officer, employee or representative of any party).

       6.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of California and of the United States of America.

       6.7 Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto, any rights or remedies under or by reason of this Agreement.

       6.8 Amendment. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties.

       6.9 Headings. The headings of the Articles and Sections of this Agreement and in the Exhibits to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or thereof.

       6.10 Exhibits. The Exhibits attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

       6.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

       6.12 Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of any other provision of this Agreement shall not be affected.

       6.13 Expenses, Taxes, Etc. Each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all documentary, stamp and excise taxes and all transfer, filing, recordation and similar taxes and fees and all sales and use taxes and related taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Seller.

       6.14 Further Assurance. After the Closing, Seller shall from time to time, at Buyer's request and without further cost and expense to Buyer, execute and deliver to Buyer such other instruments of conveyance and transfer (including, without limitation, additional assignments suitable for filing or recording with respect to Intellectual Property) and take such other action as Buyer may reasonably request so as more effectively to sell, assign and transfer to Buyer title to and possession of the Contract Assets as provided in this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CORWIN JOY                               ZAI*NET SOFTWARE, L.P.

                                         By: Caminus Energy Ventures LLC, its
                                             General Partner

By: /s/ Corwin Joy                       By: /s/ Richard Landers
    ----------------------------------       ----------------------------------
    Name:                                    Name:  Richard Landers
    Title:                                   Title: Member, Management Committee

                                   APPENDIX A

                               CERTAIN DEFINITIONS

       "AFFILIATE" means, with respect to any party, another party that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party.

       "BUYER INDEMNIFIED PARTIES" means Buyer and Caminus and their respective subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director and employee of each of the foregoing.

       "BUYER'S ADJUSTED COSTS" associated with any activity shall mean 160% of the wages payable to Buyer's employees performing the activity with respect to the time spent performing the activity, plus any direct expenses incurred.

       "CAUSE" shall have the meaning set forth in the Employment Agreement.

       "CONTRACT" means any note, debt instrument, license, commitment, contract, agreement, lease, commitment, license, sales and purchase orders, agreements or any other instrument, whether written or oral.

       "GOOD REASON" shall have the meaning set forth in the Employment
Agreement.

       "GOVERNMENTAL AUTHORITY" means any federal, national, state, municipal, local or other government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether domestic or foreign.

       "INTELLECTUAL PROPERTY" means any patents, inventions (whether or not patentable), trademarks and associated goodwill, trade names, service marks, trade secrets (including algorithms and formulas), know-how, service marks, logos, copyrights, rights of publicity, and registrations and applications for each of the foregoing, and computer software programs (including the Software), computer databases and related documentation and materials.

       "KNOWLEDGE" means actual knowledge after reasonable investigation and due inquiry.

       "LAW" means any law, judgment, decree, rule or regulation of any Governmental Authority or court, whether federal, state, local or otherwise.

       "LAWSUIT OR CLAIM" means any claim, lawsuit, demand, suit, hearing, governmental investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

       "LIABILITY" means any liability or obligation, known or unknown, fixed, contingent or otherwise.

       "LIEN" means any security interest, lien, charge, mortgage, deed, assignment, pledge, encumbrance or restriction in favor of any third person (whether or not perfected) of any kind or nature.

       "LOSSES" means losses, damages, claims, diminutions in value, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred.

       "OFFICE LEASE" shall mean the office lease between Seller and Paul M. Sternberg, dated as of July 1, 1998.

       "ORDER" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                                   APPENDIX B

                             DESCRIPTION OF SOFTWARE

   The Positron software includes the following modules and tools:

Value at Risk Module:
   Full Simulation Based Model Using HJM Methodology to Simulate Forward Curves. Captures Forward Curve Correlation Relationships
   Captures Cross Location Risks
   Captures Cross Commodity Risks
   Captures full option risk.

Nucleus Integration:
   Captures full set of open positions from Nucleus.
   Explicitly imports Power Options, Exchange Options & OTC options for fine grained risk management.
   Automatically uploads curves & volatilities as stored in Nucleus
   Understands Nucleus book structure and allows risks to be broken down both by individual book and across books.

Option Pricing Tools:
  Asians
  Americans
  Baskets
  Binaries
  Compounds
  Forward Start Options
  Spreads
  Swaptions
  Rainbows

Option Pricing Support Functions:
  Low discrepancy sequences
  Bivariate and inverse normal
  Cholesky decomposition
  Numerical search algorithms
  Correlated deviates

Flexible deal portfolios:
The ability to group deals by trader, region, counterparty or custom criteria on the fly.
Inclusion/exclusion of deals and advanced what-if scenarios.
Powerful grouping and viewing of a company's traded books to get a clear understanding of risks across the company.
Complete MTM values and detailed sensitivities such as delta, gamma, vega, eta, and rho are reported.

Rate Server Engine:
Tools to manage and build price curves including bootstrapping, interpolation algorithms, intra-day and intra-month pricing, peak/off-peak rates, settlement formulas and curve objects to intelligently manage and control price information.
The Positron Rate Server can be called from Excel or a variety of other high end tools to get settlements, formulas, or real time price information and provides an excellent enterprise wide way to manage price quotes throughout your business.

Financial position reporting:
Report net delta, gamma, vega and rho positions either summarized by portfolio or broken out by deal.
Show exchange traded hedge strips and backwardated roll graph of positions. Perform P&L breakdown to show gains and losses from previous day and how they can be attributed to individual risk categories.

                                   APPENDIX C

                       CONTINGENT PURCHASE PRICE AGREEMENT

         THIS CONTINGENT PURCHASE PRICE AGREEMENT (the "Agreement"), dated as of November ____, 1998, by and among ZAI*NET Software, L.P., a Delaware Limited Partnership ("ZAI*NET"), Caminus Energy Ventures LLC, a Delaware limited liability company (the "Company"), and Corwin Joy ("Investor"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in
Section 10 hereof, or if not defined therein, the respective meanings in the LLC Agreement (as defined below).

                  WHEREAS, the Investor has entered into a Purchase Agreement (the "Purchase Agreement") dated as of the date hereof with ZAI*NET, an Affiliate of the Company, pursuant to which ZAI*NET is purchasing the Investor's business (the "Purchase");

                  WHEREAS, as additional consideration for the Purchase, the Company will issue to Investor membership interests in the Company as set forth opposite Investor's name on Schedule I hereto (the "Membership Interest") subject to the satisfaction of certain conditions;

                  WHEREAS, upon the issuance of the Membership Interest, the Investor will become a Member of the Company and subject to the rights, privileges and obligations under this Agreement and the Limited Liability Agreement of the Company, originally dated as of May 12, 1998, including the Appendices thereto (the "LLC Agreement"), attached hereto as EXHIBIT A;

                  NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

         1. Issuance of Membership Interest. The Company is hereby issuing to the Investor the Membership Interest, subject to the terms and conditions of this Agreement.

         2. Conditions to be Met in order for Investor to Retain Membership Interest.

                  (a) First Anniversary Condition. If, on the first anniversary of the Closing Date, (i) the Software has been Successfully Integrated into ZAI*NET's operations, (ii) ZAI*NET has sold at least two Software Licenses following the Closing Date, and (iii) the Investor has not terminated his employment with ZAI*NET (other than for Good Reason) and has not been terminated by ZAI*NET for Cause, then the Investor shall be permitted to retain and keep one-half of the Membership Interest set forth on Schedule I hereto (and associated Proceeds (as defined below)); provided, however, if the conditions set forth in part (i) and part (iii) of this Section have been satisfied, but only one Software License has been sold after the Closing Date, then the Investor shall be permitted to retain one-quarter of the Membership Interest (and associated Proceeds) set forth on Schedule I hereto. Following the first anniversary of the Closing Date, a portion of the Membership

Interest shall be cancelled equal to one-half of the Membership Interest set forth on Schedule I hereto less the portion which the Investor is permitted to retain pursuant to this Section 2(a), and any Proceeds associated with the cancelled interest shall be retained by the Company.

                  (b) Second Anniversary Condition. If, on the second anniversary of the Closing Date, (i) the Software has been Successfully Integrated into ZAI*NET's operations, (ii) ZAI*NET has sold at least six Software Licenses, and (iii) Investor has not terminated his employment with ZAI*NET (other than for Good Reason) and has not been terminated by ZAI*NET for Cause, then the Investor shall be permitted to retain and keep one-half of the Membership Interest set forth on Schedule I hereto (and associated Proceeds); provided, however, if the conditions set forth in part (i) and part (iii) of this Section have been satisfied, but fewer than six Software Licenses have been sold after the Closing Date, then the Investor shall be permitted to retain the Second Anniversary Percentage of the Membership Interest set forth on Schedule I hereto. Following the second anniversary of the Closing Date, a portion of the Membership Interest shall be cancelled equal to one-half of the Membership Interest set forth on Schedule I hereto less the portion which the Investor is permitted to retain pursuant to this Section 2(b), and any Proceeds associated with the cancelled interest shall be retained by the Company.

                  (c) Company to Use Reasonable Efforts to Sell Licenses. Following the Closing Date, the Company shall use reasonable good faith efforts to sell Software Licenses.

                  (d) Membership Interest Not Transferable Prior to Satisfaction of Conditions. In addition to the restrictions on transfer set forth in the LLC Agreement, the Investor may not Dispose of the Membership Interest (or any portion thereof) prior to the satisfaction of the conditions set forth in
Section 2(a) and Section 2(b). After the conditions in either Section 2(a) or
Section 2(b) are satisfied (in full or in part), the Investor may (subject to the terms of the LLC Agreement and the other provisions of this Agreement) Dispose of any portion of the Membership Interest which the Investor has the right to retain and which is no longer subject to the conditions of Section 2(a) and Section 2(b).

                  (e) Retention of Proceeds Until Conditions are Satisfied. All distributions, dividends, proceeds and other interests that would otherwise be payable or distributable to Investor in respect of the Membership Interest, including cash, property or Securities issuable in respect of the Membership Interest as a result of any merger, consolidation, combination, reorganization or similar transaction (collectively, "Proceeds") shall not be paid or distributed to the Investor but shall instead be retained by the Company until the conditions set forth in Section 2(a) and Section 2(b) are satisfied. After the conditions in either Section 2(a) or Section 2(b) are satisfied (in full or in part), the Company shall pay or distribute to the Investor any previously retained Proceeds held by the Company attributable to the portion of the Membership Interest which the Investor has the right to retain and which is no longer subject to the conditions of Section 2(a) and Section 2(b).

                  (f) Membership Interest Subject to Dilution. The Investor acknowledges that the figures set forth on Schedule I reflect only membership interests issued through the date hereof, and that the Membership Interest will be subject to dilution (on the same basis as other Series A Membership Interests) in the event of the issuance of additional membership interests.

         3. Repurchase Rights of Company

                  (a) Repurchase Rights. In addition to the rights of the Company and the other investors therein pursuant to the LLC Agreement, upon the death, Disability or termination of the employment relationship of the Investor with ZAI*NET, the Company shall have an option to purchase any or all of the Securities which the Investor is entitled to retain pursuant to this Agreement and which are owned by the Investor and his or her Permitted Transferees. The repurchase right set forth in this Section 3(a) shall expire upon the closing of a Qualified Public Offering. The Company may assign its right to repurchase under Section 3 to any designee selected by the Company.

                  (b) Manner of Exercise. The Company shall exercise the option under Section 3(a) by written notice stating the number of the Securities owned by the Investor and his or her Permitted Transferees that are being purchased, which notice may be delivered to the Investor at any time following such event.

                  (c) Purchase Price. In the case of any purchase pursuant to this Section 3, the purchase price shall be equal to the Fair Market Value of the Securities as of the date of termination; provided, however, if the Investor's employment was terminated by ZAI*NET for Cause or by the Investor without Good Reason, then the purchase price shall be equal to the lesser of (i) the Fair Market Value of the Securities as of the date of termination, and (ii) the Original Value of such Securities.

                  (d) Closing. The closing of any purchase pursuant to Section 3 shall be held at a time specified by the Company within forty-five (45) days following the exercise of any right or option thereunder (or such longer time as may be necessary to determine the purchase price pursuant to the applicable section) at the then principal offices of the Company, or such other place as is agreed upon by the parties thereto. Any amounts owed by the Company to the Investor hereunder may be set off against all amounts owing by the Investor to the Company, ZAI*NET or their Affiliates (including, without limitation, any amounts owing under the Purchase Agreement).

         4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as follows:

                  (a) Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted.

                  (b) Authority. The Company has the requisite power and authority to deliver this Agreement, and perform its obligations herein, and consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform its obligations herein and consummate the transactions contemplated hereby. This Agreement is a valid, legal and binding obligation of the Company enforceable against the

Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

                  (c) Membership Interest Duly Authorized. The Membership Interest to be issued to the Investor pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:

                  (a) No Registration. The Investor understands that the Membership Interest that may be acquired by the Investor has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption therefrom for transactions not involving any public offering, that such Membership Interests has not been approved or disapproved by the Securities and Exchange Commission ("SEC") or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy disclosures made to the Investor by the Company. The Investor understands that any certificate or other document representing the Membership Interest (if any) will bear the following legend (or a comparable legend): "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND THEREFORE CANNOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER SUCH SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

                  (b) Investors Experience; Other Information. The Investor has significant experience with the industry in which the Company is engaged and as a result is capable of evaluating an investment in the Company. The Investor has sufficient knowledge of finance, securities and investments so as to permit the Investor to evaluate the merits of an investment in the Membership Interest. The Investor has skill and experience in investments based on actual participation. The Investor has had an opportunity to review the financial statements of the Company, ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions of his, her or its investment, which questions have been answered to the full satisfaction of the Investor, and has also had an opportunity to obtain any additional information which the Company possesses or can reasonably acquire without undue expense that is necessary to verify the accuracy of the information furnished to the Investor.

                  (c) Limitations on Disposition and Resale. The Investor understands that the Membership Interests cannot be (i) Disposed of unless such Disposition is in accordance with the this Agreement and the LLC Agreement (including Appendix B thereto) and (ii) resold unless registered by the Company pursuant to the Securities Act and any applicable state securities laws, unless an exemption therefrom is available, and, accordingly, it may not be possible for such Investor to liquidate his investment in the Company; and the Investor agrees not to Dispose of his Membership Interests unless such Disposition is in accordance with this Agreement and the LLC Agreement and the Membership Interests have been so registered or an exemption from the requirement of registration is available under the Securities Act.

         6. LLC Agreement. The Membership Interest issued hereunder shall be subject to the terms and conditions of the LLC Agreement. The Investor acknowledges, by his execution and delivery hereof, that he has received a copy of the LLC Agreement and has read and understands the terms and provisions of the LLC Agreement and has agreed to be bound thereby. The Investor shall not be subject to mandatory capital calls pursuant to Section 4.1.2 of the LLC Agreement.

         7. Reorganizations. The Investor agrees to execute and deliver any and all further documents, consents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and consummate any merger, consolidation, reorganization, combination or similar transaction proposed by the Company.

         8. Arbitration. The parties to this Agreement agree that any and all legal disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by binding arbitration at the local Los Angeles County, California offices of the Judicial Arbitration & Mediation Services, Inc. ("J.A.M.S."). The parties may agree on a jurist from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of three available panel members and each party may strike one. The remaining panel member will serve as the arbitrator. The aggrieved party may initiate arbitration by: (i) sending thirty (30) days written notice of an intention to arbitrate by registered or certified mail to all parties and to J.A.M.S.; and (ii) depositing with J.A.M.S. the advanced fees required by J.A.M.S. to initiate the arbitration process for the parties. The notice must contain a description of the dispute, the amount involved and the remedies sought. Upon notice of demand for arbitration, the parties agree to execute a submission agreement, provided by J.A.M.S., which agreement shall provide for discovery in accordance with the Federal Rules of Civil Procedure and for the Commercial Arbitration rules and procedures established by the American Arbitration Association. The prevailing party in any such arbitration proceeding shall be entitled to recover from the other party reasonable attorneys' fees, costs and expenses in connection with such arbitration proceeding.

         9. Expenses. Each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         10. Definitions.

                  (a) "Cause" shall have the meaning set forth in the Employment Agreement between ZAI*NET and the Investor.

                  (b) "Closing Date" shall have the meaning set forth in the Purchase Agreement.

                  (c) "Disability" shall have the meaning set forth in the Employment Agreement between ZAI*NET and the Investor.

                  (d) "Fair Market Value" means, as of any date, with respect to a Security, the value of such Security determined as follows:

                           (i) If the Security is listed on any established stock exchange or a national market system, including without limitation, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Security shall be the closing sales price for such Security (or the closing bid, if no sales are reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Securities) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Management Committee deems reliable;

                           (ii) If the Security is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of such Security shall be the average, for the last five market trading days prior to the day of determination, of the mean for each such day between the high bid and low asked prices for the Security, as reported in the Wall Street journal or such other source as the Management Committee deems reliable;

                           (iii) In the absence of any established market for a Security, the Fair Market Value of the Security shall be determined by the Management Committee in its reasonable discretion (the "Management Committee Determination"); provided, however, if the holder of a Security disagrees with the Management Committee Determination for purposes of this Agreement, the holder shall notify the Company in writing of such disagreement within ten (10) days following the delivery of the Management Committee Determination to the holder. If the holder fails to object in writing within such time period, the Management Committee Determination shall be final and binding for all purposes. If the holder does object in writing within such period, then the Management Committee shall select an independent appraiser to determine the Fair Market Value, whose determination shall be final and binding for all purposes. If the Fair Market Value as determined by the appraiser is greater than 105% of the Management Committee Determination, then the Company shall bear all of the fees and expenses of the independent appraiser ("Appraisal Fees"). If the Fair Market Value as determined by the appraiser is less than 95% of the Management Committee Determination, then the holder shall bear all of the Appraisal Fees. Otherwise, the Appraisal Fees shall be split and borne equally by the Company and the holder. Any amounts owed by the holder under this paragraph (iii) may be recovered by the Company through the offset of any amounts owed to the holder by the Company or any Affiliate.

                  (e) "Original Value" means, with respect to Membership Interests or any Securities, an amount equal to (i) the amount shown next to Investor's name in the "Capital Account Credit"' column of Schedule I, times
(ii) a fraction equal to the fraction that such Membership Interests or Securities represent of the total Membership Interests or Securities that Investor would be entitled to retain under this Agreement if all conditions set forth in Section 2 were satisfied.

                  (f) "Second Anniversary Percentage" shall be calculated as set forth in Schedule II.

                  (g) "Software" shall have the meaning set forth in the Purchase Agreement.

                  (h) "Software License" means a license of ZAI*NET software following the Closing Date that includes the Software (or its functional successor).

                  (i) "Successfully Integrated" means that the Software is capable of receiving information electronically about a trade captured by ZAI*NET's risk management system, automatically (i.e., without manual intervention) evaluating that trade, using the full suite of Positron tools, i.e., credit risk, value at risk, and pricing; and automatically (i.e., without manual intervention) reporting the results of such evaluations via the ZAI*NET reporting tools.

         11. Additional Document. The Investor agrees to execute and deliver any and all further documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out the terms of this Agreement.

         12. Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby, and that provision shall be enforced to the greater extent permitted by law.

         13. Number, Gender and Connection of Persons. Throughout this Agreement, as the context may require, the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; the singular tense and number includes the plural, and the plural tense and number includes the singular; the past tense includes the present, and the present tense includes the past; references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and periods of days, weeks or month mean calendar days, weeks or months.

         14. Assignment. The Investor shall not have either the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the Management Committee of the Company. The Company may assign its rights and obligations hereunder to any Affiliate. Except as provided in the first sentence of this Section 14, this Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors, assigns, executors and administrators.

         15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set above.

                                   THE COMPANY

                                   CAMINUS ENERGY VENTURES LLC


                                   By: /s/ Richard Landers
                                       -----------------------------------
                                   Name: Richard Landers
                                   Its: Member, Management Committee


                                   ZAI*NET

                                   ZAI*NET SOFTWARE, L.P.

                                   By: Caminus Energy Ventures LLC,
                                       its General Partner


                                   By: /s/ Richard Landers
                                       -----------------------------------
                                   Name: Richard Landers
                                   Its: Member, Management Committee


                                   THE INVESTOR

                                   CORWIN JOY


                                   /s/ Corwin Joy
                                   ---------------------------------------

                                   SCHEDULE I

                        SCHEDULE OF MEMBERSHIP INTERESTS


--------------------------------------------------------------------------------------------------------------------
           Name and Address                                                            Membership Interest
               of Member                        Capital Account Credit                (subject to dilution)
--------------------------------------------------------------------------------------------------------------------
Corwin Joy                                                           $303,333                              0.64748%
--------------------------------------------------------------------------------------------------------------------
All Other Members                                                 $46,545,000                             99.35252%
--------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE II

                          SECOND ANNIVERSARY PERCENTAGE

                                 LICENSES OF THE

                                SOFTWARE SOLD IN

                                   SECOND YEAR


--------------------------------------------------------------------------------------------------------------------
                                0           1            2            3            4           5            6
--------------------------------------------------------------------------------------------------------------------
                    0        0.00%       8.33%       16.67%       25.00%       33.33%      41.67%       50.00%
--------------------------------------------------------------------------------------------------------------------
LICENSES OF         1        0.00%      10.00%       20.00%       30.00%       40.00%      50.00%       50.00%
--------------------------------------------------------------------------------------------------------------------
THE                 2        0.00%      12.50%       25.00%       37.50%       50.00%      50.00%       50.00%
--------------------------------------------------------------------------------------------------------------------
SOFTWARE            3       12.50%      25.00%       37.50%       50.00%       50.00%      50.00%       50.00%
--------------------------------------------------------------------------------------------------------------------
SOLD IN             4       25.00%      37.50%       50.00%       50.00%       50.00%      50.00%       50.00%
--------------------------------------------------------------------------------------------------------------------
FIRST YEAR          5       37.50%      50.00%       50.00%       50.00%       50.00%      50.00%       50.00%
--------------------------------------------------------------------------------------------------------------------
                    6       50.00%      50.00%       50.00%       50.00%       50.00%      50.00%       50.00%
--------------------------------------------------------------------------------------------------------------------

         The "Second Anniversary Percentage" shall be calculated based on the above chart. For example, if all other conditions were met and if 1 Software License were sold during the first year following the Closing Date, and 2 Software Licenses were sold during the second year following the Closing Date, the "Second Anniversary Percentage" would be equal to 20.00%.

         In that case, Corwin would be entitled to retain a 0.16224% Membership Interest as of the first anniversary (subject to adjustment to reflect dilution since the Closing Date), and the remaining portion of one-half of the Membership Interest (0. 16224%) would be cancelled. On the second anniversary, Corwin would be entitled to retain an additional 0. 12979% Membership Interest as (subject to adjustment to reflect dilution since the Closing Date), and the remaining Membership Interest (0. 19469%) would be cancelled.

                                    EXHIBIT 1

                       LIST OF EQUIPMENT, COMPUTERS, ETC.

COMPUTER HARDWARE
          7/19/96 Dell                              Dell Latitude Lap Top Computer                               $    3,588.00
          7/27/96 Computer City                     Laser Jet 5L                                                 $      480.00
          7/30/96 Computer City                     Optima 144+ Fax Modem                                        $      185.00
          8/12/96 Dell                              Sportster Modem                                              $      233.00
          8/13/96 Dell                              Lite Pro 210                                                 $    4,677.00
          10/4/96 Micro Center Houston              10 Base-T Equipment                                          $       87.00
          10/7/96 Computer City                     New Media Ethernet                                           $      194.00
          5/28/97 Dell                              Corwin Home Office P200                                      $    4,096.71
           6/6/97 Computer City                     Corwin Home Office P200 Monitor                              $      757.74
           6/9/97 CDW Computer Centers              4.3GB Hard Drive, CJ Home PC                                 $      976.75
          6/16/97 Dell                              Back-UPS PRO 420                                             $      247.89
          7/17/97 Dell                              CDR_Drive Internal, CJ Home PC                               $      735.10
          7/31/97 Dell                              XPI-CD Laptop                                                $    5,376.77
           8/1/97 Insync Internet                   Ascend Pipeline 75 - Destroyed by lightning                  $      920.13
          9/26/97 Insync Internet                   Replacement Ascend P70 - Analog port down                    $      920.13
         11/20/97 Dell                              P300, used by Arthur                                         $    3,374.78
         11/25/97 Computer City                     Modem, Cable, Access 97, ScanJet                             $      603.91
           3/9/98 Micro Center Houston              2 x  HP LaserJet 6L, Cables, Extra Printer Ram               $      863.84
          3/25/98 Micro Center Houston              External CD-R & Controller                                   $      961.26
          6/16/98 Micro Time                        P400 Workstation + Server                                    $    6,698.00
          7/23/98 Insync Internet                   2 x Ascend P75S Pipelines                                    $    1,968.03
          7/29/98 CDW Computer Centers              Seagate 9.1GB Drive, Server                                  $      834.08
          7/30/98 Dell                              128MBx3 RAM, Server, Office                                  $      706.02
          8/29/98 Eric Virro                        Ascend P50 Pipeline - Home Office                            $      400.00
          8/28/98 Paul A Lamar                      2 x Hitachi Computer Monitors                                $    2,010.75
                                                                                                            -------------------
TOTAL COMPUTER HARDWARE                                                                                          $   41,895.89
                                                                                                            -------------------
COMPUTER SOFTWARE
          7/11/96 Microsoft                         MicroSoft Access                                             $      306.00
          7/12/96 Software Safari                   MicroSoft Excel 5.0                                          $      162.00
          7/12/96 Software Safari                   MicroSoft Office                                             $      260.00
           8/7/96 Computer City                     DT/Lang Visual C++                                           $      102.00
          8/30/96 Stirling Technologies, Inc.       Install Shield                                               $      218.00
           9/8/96 Micro Center Houston              MS Visual C++                                                $      108.00
           9/8/96 Egghead Software                  Windows NT Workstation                                       $      325.00
          10/3/96 Computer City                     Lantastic                                                    $      109.00
          10/3/96 Computer City                     DT/OSYS WIN F/Work                                           $      161.00
          10/5/96 Micro Center Houston              Novell                                                       $      184.00
         10/21/96 Micro Center Houston              Que Access '95                                               $       55.00
          3/10/97 Logic Works Inc.                  Erwin                                                        $    3,566.84
          3/19/97 Nu-Mega Technologies              Bounds Checker Pro                                           $      506.00
           4/4/97 Mortice Kern Systems              MKS Source Integrity                                         $      609.00
           6/6/97 Computer City                     Norton Utilities, Antivirus                                  $      176.43
          7/26/97 Egghead Software                  Windows NT Server                                            $      831.28

           8/3/97 UCA Microsoft                     Visual Studio x 2                                            $    2,173.67
           8/4/97 Nu-Mega Technologies              Bounds Checker Pro                                           $      555.50
           8/7/97 Mortice Kern Systems              MKS Source Integrity                                         $      619.00
          12/1/97 Provantage Corp                   TimeLock Software                                            $      626.00
          3/10/98 Oracle Direct Mktg                Oracle Server, 5 Client Pack                                 $    1,611.69
          3/23/98 Microsoft                         MS Office Developer SDK & Training CDs                       $      705.20
          4/16/98 CDW Computer Centers              Crystal Reports V6 x 2                                       $      501.75
           7/9/98 Raleigh Group International       Visual Intercept                                             $    1,418.00
          8/29/98 Richard A Langham                 Expenses for 7/10-8/13                                       $      257.95
          8/31/98 Compuware Corp                    Active X Components / Software                               $    1,084.36
                                                                                                            -------------------
TOTAL COMPUTER SOFTWARE                                                                                          $   17,232.67
                                                                                                            -------------------
FURNITURE
           9/2/96 Office Depot                      Office Chair                                                 $       71.00
          5/22/97 Danish Inspirations               Bookcase x 2                                                 $      430.84
          8/18/97 Danish Inspirations               Home Office Bookcase, Desk                                   $      452.49
          4/21/98 Danish Inspirations               Ergonomic Office Chair                                       $    1,146.37
          6/22/98 Danish Inspirations               3 Desks, 1 Filing Cabinet, 3 Chair                           $    3,071.05
                                                                                                            -------------------
TOTAL                                                                                                            $    5,171.75
FURNITURE
                                                                                                            -------------------
TOTAL ASSETS                                                                                                     $   64,300.31
                                                                                                            -------------------
TOTAL ASSETS LESS ACCUMULATED DEPRECIATION                                                                       $   22,875.53
                                                                                                            ===================


       DATE        NAME                             MEMO                                                     AMOUNT
       ----        ----                             ----                                                     ------
       ACCUMULATED DEPRECIATION
           1/31/97 January                          Monthly Depreciation                                         $   (1,954.75)
           2/28/97 February                         Monthly Depreciation                                         $   (1,954.75)
           3/31/97 March                            Monthly Depreciation                                         $   (1,954.75)
           4/30/97 April                            Monthly Depreciation                                         $   (1,954.75)
           5/31/97 May                              Monthly Depreciation                                         $   (1,954.75)
           6/30/97 June                             Monthly Depreciation                                         $   (1,954.75)
           7/31/97 July                             Monthly Depreciation                                         $   (1,954.75)
           8/31/97 August                           Monthly Depreciation                                         $   (1,954.75)
           9/30/97 September                        Monthly Depreciation                                         $   (1,954.75)
          10/31/97 October                          Monthly Depreciation                                         $   (1,954.75)
          11/30/97 November                         Monthly Depreciation                                         $   (1,954.75)
          12/31/97 December                         Monthly Depreciation                                         $   (1,954.75)
           1/31/98 January                          Monthly Depreciation                                         $   (1,996.42)
           2/28/98 February                         Monthly Depreciation                                         $   (1,996.42)
           3/31/98 March                            Monthly Depreciation                                         $   (1,996.42)
           4/30/98 April                            Monthly Depreciation                                         $   (1,996.42)
           5/31/98 May                              Monthly Depreciation                                         $   (1,996.42)
           6/30/98 June                             Monthly Depreciation                                         $   (1,996.42)
           7/31/98 July                             Monthly Depreciation                                         $   (1,996.42)
           8/31/98 August                           Monthly Depreciation                                         $   (1,996.42)
           9/30/98 September                        Monthly Depreciation                                         $   (1,996.42)
                                                                                                            --------------------
        TOTAL ACCUMULATED DEPRECIATION                                                                           $ (41,424.78)
                                                                                                            --------------------

                                    EXHIBIT 2

                               ASSIGNED CONTRACTS

1. Computer Program License Agreement between Conectiv, Inc. and Positron Energy Consulting, Inc. dated May 1, 1998.

2. Software License Agreement between Positron Energy Consulting (licensor) and Vitol Gas and Electric (licensee) dated May 21, 1997.

3. Edison Source Purchase Order issued to Positron Energy Consulting dated February 20, 1997.

4. Edison Enterprises Purchase Order Change Order issued to Positron Energy Consulting dated February 17, 1998.

5. Software License Agreement (Edison Source Purchase Order) between Positron Energy Consulting (licensor) and Edison Source (licensee) dated December 8, 1997.

6. Confidentiality and Mutual Nondisclosure Agreement between Edison Source and Corwin Joy dated December 6, 1996.

7. Software License Agreement (Edison Source Purchase Order 97-01-TJO-006) between Positron Energy Consulting (licensor) and Edison Source (licensee) dated January 20, 1997.

8. Con Edison Purchase Order issued to Positron Energy Consulting dated January 23, 1998.

9. Consolidated Edison Company on New York, Inc. Standard Terms and Conditions of Service Contracts.

10. Software License Agreement between Positron Energy Consulting and Western Resources dated as of October 5, 1998.

11. Program Maintenance Agreement between Positron Energy Consulting and Western Resources dated as of October 5, 1998.

12. Software License Agreement between Positron Energy Consulting and Pacificorp, as amended by Amendment 1 dated as of October 20, 1998.

                                    EXHIBIT 3

                              INTELLECTUAL PROPERTY

1.     The Software.

2.     Farpoint Technologies, Inc. Software License Agreement (undated).

3.     DynamiCube License Agreement (undated).

4.     True DBGrid Pro License and Redistributable Files Agreement (undated).

5.     Software FX. Inc. Chart FX License Card (undated).

6.     Numerical Recipes Software (undated).

7. Computer Program License Agreement between Conectiv, Inc. and Positron Energy Consulting, Inc. dated May 1. 1998.

8.     Filing Receipt for Trademark Application filed September 1, 1998

       Licenses of the Software

1. Software License Agreement between Positron Energy Consulting (licensor) and Vitol Gas and Electric (licensee) dated May 21, 1997.

2. Software License Agreement (Edison Source Purchase Order) between Positron Energy Consulting (licensor) and Edison Source (licensee) dated December 8, 1997.

3. Software License Agreement (Edison Source Purchase Order 97-01-TJO-006) between Positron Energy Consulting (licensor) and Edison Source (licensee) dated January 20, 1997.

4. Software License Agreement between Positron Energy Consulting and Western Resources dated as of October 5, 1998.

5. Software License Agreement between Positron Energy Consulting and Pacificorp, as amended by Amendment 1 dated as of October 20, 1998.

                                    EXHIBIT 4

                                LIST OF CONTRACTS

       Contracts on Exhibit 2

       Office Lease

                                    EXHIBIT 5

                      SCHEDULE OF RECEIPTS AND EXPENDITURES


                           POSITRON ENERGY CONSULTING
                                 PROFIT AND LOSS
             FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE TEN MONTHS
                             ENDED OCTOBER 31, 1998

                                  JAN - DEC '97       JAN - OCT '98
                               ----------------------------------------
       ORDINARY INCOME/EXPENSE
                        INCOME
           REIMBURSED EXPENSES          $65,201.10          $78,479.65
                         SALES
             Consulting Income         $148,781.25         $272,075.00
                      Discount               $0.00        $(26,622.50)
               Software Income          $77,500.00          $80,000.00
                               ----------------------------------------
                   TOTAL SALES         $226,281.25         $325,452.50
                               ----------------------------------------
                  TOTAL INCOME         $291,482.35         $403,932.15
                               ----------------------------------------
            COST OF GOODS SOLD
                Contract Labor          $10,000.00               $0.00
                  Direct Labor           $8,333.32          $92,708.23
   Reimbursable Travel Expense          $63,891.68          $40,370.50
 Reimbursed Expenses Employees               $0.00          $38,476.38
                               ----------------------------------------
                    TOTAL COGS          $82,225.00         $171,555.11
                               ----------------------------------------
                  GROSS PROFIT         $209,257.35         $232,377.04
                               ----------------------------------------
                       EXPENSE
          Bank Service Charges              $77.72              $43.15
     Computer Software Expense           $2,958.19           $2,607.35
     Computer Supplies Expense           $2,711.48           $2,978.69
                 Contributions             $124.00              $50.00
          Depreciation Expense          $23,457.00          $19,964.20
        Dues and Subscriptions             $481.15              $20.00
                     Education           $1,840.50           $6,223.14
                Finance Charge           $2,327.36           $2,063.38
          Insurance:  Property               $0.00             $368.00
              Internet Service           $1,667.28           $5,270.82
          Licenses and Permits               $0.00           $1,365.00
                     Marketing             $382.11          $39,206.84
               Office Supplies             $622.92           $1,421.89
                         Pager             $277.71               $0.00
                 Payroll Taxes             $920.88           $5,872.59
          Postage and Delivery             $151.71             $625.89
     Printing and Reproduction               $0.00           $2,038.86
Professional Fees:  Accounting             $250.00           $4,316.43
Professional Fees:  Legal Fees           $2,250.43             $901.00
                          Rent           $2,400.00           $3,275.00

            Repairs:  Building               $0.00           $1,522.65
            Repairs:  Computer               $0.00              $35.00
                     Telephone           $1,505.96           $4,808.08
          Travel & Ent:  Meals              $76.56             $311.36
            Travel:  Education               $0.00           $1,017.40
            Travel:  Marketing           $8,221.34          $12,307.77
                Travel:  Other             $125.00               $0.00
  Utilities:  Gas and Electric             $541.68             $385.36
             Utilities:  Water              $48.90              $69.76
                               ----------------------------------------
                 TOTAL EXPENSE          $53,419.88         $119,069.61
                               ----------------------------------------
                    NET INCOME         $155,837.47         $113,307.43
                               ========================================


                          POSITRON ENERGY CONSULTING
                          Open Invoices by Customer
                            AS OF OCTOBER 31, 1998

                TYPE        NUMBER          DATE           OPEN BALANCE
                ----        ------          ----           ------------
CONECTIV
                 Invoice      46             10/31/98              $11,250.00
                                                      ------------------------
Total Conectiv                                                     $11,250.00
                                                      ------------------------
PACIFICORP
                 Invoice      45              9/23/98              $12,323.92
                 Invoice      49             10/30/98               $3,924.71
                                                      ------------------------
Total Pacificorp                                                   $16,248.63
                                                      ------------------------
VITOL GAS AND ELECTRIC
                 Invoice      42              8/30/98               $5,000.00
                 Invoice      48             10/26/98               $6,615.00
                                                      ------------------------
Total Vitol Gas and Electric                                       $11,615.00
                                                      ------------------------
WESTERN RESOURCES
                 Invoice      50             10/30/98                 $697.41
                                                      ------------------------
Total Western Resources                                               $697.41
                                                      ------------------------
TOTAL                                                              $39,811.04
                                                      ========================

                           POSITRON ENERGY CONSULTING
                                Accounts Payable
                             AS OF OCTOBER 31, 1998

                                          BALANCE
                                          -------

                    American Express           $161.61
              Citibank DIVIDEND Card         $2,776.47
                 First USA Visa 0242           $154.80
                                     ------------------
                               TOTAL         $3,092.88
                                     ==================


                                      A-2